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                      January 18, 2024

       Jesus Portillo
       Chief Financial Officer
       Mondee Holdings, Inc.
       10800 Pecan Park Blvd, Suite 315
       Austin, TX
       78750

                                                        Re: Mondee Holdings,
Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed April 11,
2023
                                                            File No. 001-39943

       Dear Jesus Portillo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation